STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

This **STOCK PURCHASE AGREEMENT AND PLAN OF MERGER** (the "***Agreement***") is made and entered into as of this 28th day of July, 2017 (the "***Effective Date***"), by and among **STACK-IT STORAGE, INC.**, a Nevada corporation (the "***Buyer***"), the stockholders of Buyer set forth on the signature page hereto (each a "**Seller**," and collectively the "**Sellers**"), **MOBILE HOME RENTAL HOLDINGS LLC.**, a North Carolina limited liability company (the "***Company***"), the Members of the Company set forth on **Exhibit A** hereto (each a "***Member,***" and collectively the "***Members***"), and Raymond Gee (the "***Members' Representative***").

RECITALS

WHEREAS, the Members are the owners of all of the membership interests of the Company (collectively, the "***Interests***");

WHEREAS, The Sellers own a total of 17,821,373 shares of the outstanding common stock of the Buyer, representing approximately ninety percent (90%) of the total of 19,898,044 shares of the outstanding common stock of the Buyer.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada General Corporation Law and the North Carolina Business Corporation Act (the "***OBCA***"), Buyer and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Buyer, and Buyer shall be the surviving entity (the "***Merger***");

WHEREAS, the Manager of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its Members, (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the Members approve and adopt this Agreement and the Merger;

WHEREAS, the Board of Directors of Buyer has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Buyer and fair to, and in the best interests of, Buyer and its stockholders, and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a tax-free contribution of the assets of the Company to Buyer in exchange for the shares of Buyer under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "***Code***") followed by a deemed distribution of the Shares to the Members in complete liquidation of their Interests and the dissolution of the Company pursuant to the Merger;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Stock Purchase

Contemporaneous with the filing of the Articles of Merger with the Secretary of State of the state of North Carolina, as provided for in Section 2.1 below, the Members shall purchase a total of 17,821,373 shares of the outstanding common stock of the Buyer from the Sellers for an aggregate purchase price of $240,000.00, of which $120,000.00 shall be paid by wire transfer of funds to the Sellers at the Closing, as defined in Section 2.6 below, and the remaining $120,000.00 (the "**Holdback Escrow Amount**") shall be delivered to the Wylie Legal Group, PLLC (the "**Escrow Agent**"), at the Closing, to be held, dispensed and distributed in accordance with the terms of an escrow agreement to be entered into at the Closing (the "**Holdback Escrow Agreement**"), which Holdback Escrow Agreement shall be in the form attached hereto as **Exhibit "B"**. The principal purpose of the Holdback Escrow Amount shall be to ensure that the all the outstanding debts and liabilities of the Buyer immediate prior to the Closing have been or will be paid or released in writing. The shares of the Buyer's common stock transferred to the Members from the Sellers shall bear a restricted legend in accordance with federal securities laws.

2. Merger

2.1 The Merger. At the Effective Time (as such term is defined below) the Company shall be merged with and into Buyer, with Buyer continuing its corporate existence as a Nevada corporation. Articles of Merger will be filed with the Secretary of State of the state of North Carolina concurrently with or as soon as practicable after the Closing (as defined in Section 2.6 below). The "**Effective Time**") shall mean the date and time on which the Merger becomes effective under the laws of Nevada and North Carolina by reason of the last to occur of the filing and acceptance by the Secretaries of State of the States of Nevada and North Carolina of necessary documentation in such form as is required by the relevant provisions of the Nevada Revised Statutes (the "**NRS**") and the North Carolina Business Corporation Act (the "**NCBCA**"). Subject to the terms and conditions of this Agreement and the Articles of Merger, the Company will be merged with and into Buyer in a statutory merger pursuant to the Articles of Merger and in accordance with applicable provisions of the NRS and the NCBCA.

2.2 Articles of Incorporation of Buyer. By virtue of the merger documentation filed with the Secretary of State of the States of Nevada as provided in Section 2.1, the Articles of Incorporation of Buyer shall be amended effective at the Effective Time by amending Article First thereof to read as follows:

"The name of the corporation is Manufactured Housing Properties Inc."

2.3 Directors and Officers of Buyer.

(a) From and after the Effective Time, the members of the Board of Directors of the Buyer shall initially consist of Raymond M. Gee, and thereafter Kirk Broadbooks, Douglas Grushey, William Carter and James Johnson shall be added, each of such persons to serve until his successor is elected and qualified or until his earlier death, resignation or removal. If at or after the Effective Time a vacancy shall exist in the Board of Directors of the Buyer, such vacancy may thereafter be filled in the manner provided by law and by the Bylaws of the Buyer.

(b) From and after the Effective Time, the officers of the Buyer shall consist of Raymond M. Gee as President and Chief Executive Officer, Kirk Broadbooks as Vice President and Chief Operating Officer, Michael Anise as Vice President and Chief Financial Officer, Adam Martin as Vice President & Chief Investment Officer, Douglas Grushey as Vice President & Investor Relations, and Michael Kelly as General Counsel and Secretary, each of such persons to serve until his successor is elected and qualified or until his earlier death, resignation or removal.

2.4 Merger Consideration. As consideration for the Merger, Buyer shall distribute shares of its common stock as follows:

(a) Subject to Section 2.2(b) below, Buyer shall issue to the Members at the Closing (to be allocated among the Members in ratio of their respective ownership of Interests immediately prior to the Effective Time) or as otherwise directed by them that number of validly issued, fully paid, fully vested and nonassessable shares of Buyer's common stock (the "***Buyer Common Stock***") as shall give them, when combined with the shares they purchased from the Sellers, 96.54% percent of the outstanding shares of Buyer Common Stock immediately after the Effective Time. No fractional shares of Buyer Common Stock shall be issued in connection with this Agreement, and no certificates for such fractional shares shall be issued. The number of shares of Buyer Common Stock such Member shall be entitled to receive shall be rounded down to the nearest whole number of shares, but in lieu thereof, the holder of any Shares who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock will receive from Buyer after the Effective Time, an amount of cash equal to the fraction of a share of Buyer Common Stock to which such holder would otherwise be entitled.

(b) Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Member pursuant to this Agreement such amounts as Buyer may be required to deduct or withhold therefrom under federal tax law or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.5 Cancellation of Buyer Options and Warrants. If they have not already been cancelled, effective as of the Effective Time, all options, warrants and/or other securities convertible into or exercisable for the common stock or preferred stock of the Buyer (except for certain non-cancellable warrants granted by the Buyer to an unaffiliated third person to purchase 65,000 shares of the Buyer's common stock for $.70 per share), including any and all stock options granted and reserved under any Buyer equity incentive plan or stock option plan, will be cancelled and have no further effect.

2.6 Effect of the Merger. At the Effective Time: (a) the separate existence of the Company will cease and the Company will be merged with and into Buyer and Buyer will be the surviving corporation pursuant to the terms of the Articles of Merger; (b) the Bylaws and, except as modified in accordance with Section 2.2 above, the Certificate of Incorporation of Buyer will continue unchanged as the Bylaws and Certificate of Incorporation of the surviving corporation; (c) Interests owned by the Members immediately prior to the Effective Time will be cancelled or converted as provided in this Article 2; and (d) the Merger will, at and after the Effective Time, have all of the effects provided by the NRS and applicable law.

2.7 Further Assurances. Each party agrees that if, at any time after the Effective Time, any further documents, deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in any other party any property or rights as provided herein, such party shall execute and deliver all such proper documents, deeds, assignments and assurances and do all other things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in the applicable party and otherwise to carry out the purposes of this Agreement.

2.8 Intent on Tax Treatment It is the intention of all the parties hereto that, to the extent allowed by (i) the Code and (ii) as applicable, the laws and regulations of governmental entities other than the Internal Revenue Service, that the Merger qualify as a tax-free contribution of the assets of the Company to Buyer in exchange for the shares of Buyer under the provisions of Section 351 of the Code, followed by a deemed distribution of the Shares to the Members in complete liquidation of their Interests and the dissolution of the Company pursuant to the Merger.

2.9 Closing. The closing of the transactions provided for herein (the "***Closing***") will take place remotely via the exchange of documents and signatures on the date hereof (the "***Closing Date***"). Following or concurrently with the Closing, the Articles of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the offices of the Secretaries of State of the States of Nevada and North Carolina. Accordingly, the Merger will become effective at the Effective Time.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MEMBERS

To induce Buyer to enter into and perform this Agreement, each Member makes the following representations and warranties to Buyer, effective as of the date and time of the Closing.

3.1 Good Title; Ownership.

Each Member percentage Interest designated as being owned by such Member on **Exhibit A** hereto, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase. Each Member represents and warrants that it, he or she does not have any right or title to any Interest of the Company, other than the Interest set forth opposite each such Member's name on **Exhibit A** hereto, and has not entered into any agreement or arrangement to sell, encumber, transfer, loan or otherwise affect such Interest.

3.2 Authority; Enforceability.

Each Member has all requisite power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby without the consent or approval of any other person or entity. Each Member has taken all actions necessary for the authorization, execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Member, and this Agreement is the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Claims and Legal Proceedings.

There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to each Member's knowledge, threatened against such Member before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other person or entity, that questions the validity of this Agreement or any action taken or to be taken by such Member pursuant to this Agreement or in connection with the transactions contemplated hereby.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

To induce Buyer to enter into and perform this Agreement, the Company makes the following representations and warranties to Buyer, effective as of the date and time of the Closing. The Company hereby represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by the Company to Buyer on or before the date of the Agreement (the "***Company Disclosure Schedule***").

4.1 Organization, Standing and Corporate Power.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina. The Company is duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on the Company. The Company is not in violation of any of the provisions of its Articles of Organization or Operating Agreement or equivalent organizational documents. The Company has all requisite power and authority and, to the Company's knowledge, all authorizations, licenses and permits necessary to own and operate its assets and to conduct its business as now conducted and as presently proposed to be conducted.

4.2 Corporate Records.

The Company has made available to Buyer for its examination (i) copies of all records required to be set forth of all proceedings, consents, actions, and meetings of Members, and (ii) all permits, orders, and consents issued by any Governmental Body (as defined below) with respect to the Company, and (. The records of the Company are complete and accurate in all material respects, and the signatures of all officers and directors and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction. As used herein, "***Governmental Body***" shall mean (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

4.3 Requisite Power and Authority.

The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to which the Company is a party. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

4.4 Capital Structure. The Company is owned by the Members in the proportions set forth opposite their respective names in Exhibit A. The ownership of the Company is reflected in its records, but the Company has not issued any certificates or other evidence other that appears in its records.

4.5 Conflicts; Consents and Approvals.

Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the Articles of Organization or Operating Agreement or equivalent organizational documents of the Company; (ii) to the Company's knowledge, violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a "***Law***" and, collectively, "***Laws***") applicable to the Company or by which any asset of the Company is bound or affected; (iii) conflict with, result in a breach or violation of, give rise to a default or loss of benefits, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, mortgage, indenture, guaranty, lease, license, agreement, instrument, writ, injunction, order, judgment or decree to which the Company is a party or any of its properties or assets is subject; (iv) give rise to a declaration or imposition of any Lien upon any of the properties or assets of the Company; or (v) adversely affect any Company Governmental License necessary to enable the Company to carry on its business as presently conducted.

No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental entity or other regulatory authority is required in order to (i) permit the Company to consummate the Merger or perform its obligations under this Agreement; (ii) prevent the termination or modification of any governmental right, privilege, authority, franchise, license, permit or certificate of the Company (collectively, "***Company Governmental Licenses***") to enable the Company to own, operate and lease its properties and assets as and where such properties and assets are owned, operated or leased and to provide service and carry on its businesses as presently provided and conducted; or (iii) prevent any loss or disadvantage to the business of the Company, by reason of the transactions contemplated herein.

4.6 Compliance with Laws.

The Company, to its knowledge, has complied in all material respects with, is not in violation of, and have not received any written notices of violation with respect to, any federal, state, local or foreign statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

4.7 Litigation.

There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of the Company, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, its properties or any of its officers or directors (in their capacities as such) or, to the knowledge of the Company, any basis therefor. There is no judgment, decree or order against the Company, or, to the knowledge of the Company, any of officers or other members of management (in their capacities as such), or any basis therefor, that could prevent, enjoin, or

materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on the Company.

4.8 Brokers.

Except as set forth in Section 4.8 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.9 Accredited Investor Status.

Each Member is an "accredited investor" as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). Each Member has such knowledge and experience in business and financial affairs in general and in the Buyer's and Company's industry in particular, as to be able to evaluate the merits and risks of an investment in the Buyer. Each Member is acquiring the Buyer Common Stock for its own account for investment and has no present intent to resell or distribute all or any portion of the Buyer Common Stock. Each Member understands that the Buyer Common Stock is being sold without registration under the Securities Act and may not be resold unless registered under the Securities Act or unless an exemption from registration thereunder is available. Each Member also understands that the Buyer Common Stock is being sold without registration or qualification under any applicable state securities laws and may not be resold under registered or qualified thereunder. Each Member confirms that it has been given the opportunity to discuss its investment in and the financial condition and operation of the Buyer with the Buyer's management, and has been given all information which the Member has requested and which the Member deems relevant to its decision to acquire the Buyer Common Stock. Each member confirms the Buyer Common Stock was not offered to the Member by, and the Member is not otherwise aware of, any general advertising or general solicitation in connection with the sale of the Buyer Common Stock.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND SELLERS

To induce the Company and the Members to enter into and perform this Agreement, Buyer and Sellers make the following representations and warranties to the Company and the Members, effective as of the date and time of the Closing. Buyer and Sellers (except Green Car, LLC) hereby represent and warrant to Company and the Members that the statements contained in this Article 5 are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by Buyer to the Company and the Members on or before the date of the Agreement (the "***Buyer Disclosure Schedule***"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbers and lettered paragraphs contained in this Article 5 which references the specific representations and warranties as to which the exception is made. The obligations of Buyer and Sellers with respect to such representations and warranties will survive the Closing and continue in full force and effect until the Termination

Date (as defined in Section 9.2), at which time such representations and warranties of Buyer set forth in this Agreement or in any certificate, schedule or instrument delivered pursuant hereto will terminate.

5.1 Organization, Standing and Corporate Power.

Each of Buyer and any of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Buyer and its subsidiaries have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a material adverse effect on Buyer. Neither Buyer nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Buyer has all requisite power and authority and, to Buyer's knowledge, all authorizations, licenses and permits necessary to own and operate its assets and to conduct the business as now conducted and as presently proposed to be conducted.

5.2 Corporate Records.

Buyer has made available to the Company for its examination (i) copies of all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders and the Board of Directors of Buyer, (ii) all permits, orders, and consents issued by any Governmental Body with respect to Buyer, and (iii) copies of Buyer's stock ledgers. The corporate records of Buyer are complete and accurate in all material respects, and the signatures of all officers and directors and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the laws of the applicable jurisdiction.

5.3 Corporate Power and Authority.

Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to which Buyer is a party. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

5.4 Capitalization.

(a) The authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share ("***Buyer Preferred Stock***"). There were issued and outstanding as of the date of

this Agreement, 19,898,044 shares of Buyer Common Stock, and no shares of Buyer Preferred Stock. All outstanding shares of Buyer's capital stock ("***Buyer Stock***") are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Buyer or any agreement to which Buyer is a party or by which it is bound, except as set forth in Section 5.4 of the Buyer Disclosure Schedule.

(b) There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement. There are no other subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character to which Buyer is a party or by which Buyer is bound obligating Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Buyer Stock or other securities or obligating Buyer to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, put, call, right, commitment or agreement. Except as set forth in Section 5.4 of the Buyer Disclosure Schedule, there are no other contracts, commitments or agreements relating to the voting, purchase or sale of Buyer Stock (i) between or among Buyer and any of its stockholders and (ii) to Buyer's knowledge, among any of Buyer's stockholders or between any of Buyer's stockholders and any third party.

(c) Except as set forth in Section 5.4 of the Buyer Disclosure Schedule, Buyer has not repurchased, redeemed or otherwise reacquired any of its capital stock or other securities. All securities so reacquired by Buyer were reacquired in compliance with (i) all applicable requirements of law and (ii) all requirements set forth in applicable contracts and agreements.

5.5 Conflicts; Consents and Approvals.

Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of Buyer; (ii) to Buyer's knowledge, violate any foreign or domestic Laws applicable to Buyer or by which any asset of Buyer is bound or affected; (iii) conflict with, result in a breach or violation of, give rise to a default or loss of benefits, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any note, bond, mortgage, indenture, guaranty, lease, license, agreement, instrument, writ, injunction, order, judgment or decree to which Buyer or any of its subsidiaries is a party or any of their respective properties or assets is subject; (iv) give rise to a declaration or imposition of any Lien upon any of the properties or assets of Buyer or any of its subsidiaries; or (v) adversely affect any governmental license necessary to enable Buyer to carry on its businesses as presently conducted.

5.6 Compliance with Laws.

Buyer has complied in all material respects with, is not in violation of, and has not received any written notices of violation with respect to, any federal, state, local or foreign

statute, Law or regulation with respect to the conduct of its business, or the ownership or operation of its business, assets or properties.

5.7 Buyer Financial Statements.

Buyer has made available to the Company copies of its unaudited, consolidated balance sheet at December 31, 2016 (the "***Buyer Balance Sheet***") and unaudited, consolidated statements of income, cash flows and stockholders' equity of Buyer and its subsidiaries for the fiscal year then ended (the "***Buyer Financial Statements***"). The Buyer Financial Statements and notes thereto are complete and correct in all material respects and fairly present in all material respects the consolidated financial condition of Buyer and its subsidiaries as at the effective dates of and for the periods referred to therein, all prepared in accordance with GAAP, consistently applied.

5.8 Absence of Certain Changes.

Except as set forth in Section 5.8 of the Buyer Disclosure Schedule, since December 31, 2016 (the "***Buyer Balance Sheet Date***"), Buyer and each of its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a material adverse effect on Buyer; (ii) any acquisition, sale or transfer of any asset of Buyer outside the ordinary course of business, which asset is material to the business of Buyer and its subsidiaries, taken as a whole; (iii) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Buyer or any of its subsidiaries, except as required by GAAP, or any revaluation by Buyer or any of its subsidiaries of any of their assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to any shares of capital stock of Buyer or any of its subsidiaries (except to Buyer or to other parent entities wholly owned by Buyer), or any direct or indirect redemption, purchase or other acquisition by Buyer or any of its subsidiaries of any of their shares of capital stock; (v) any material contract entered into by Buyer or any of its subsidiaries, other than as made available to the Company, or any material amendment or termination of, or default under, any material contract to which Buyer or any of its subsidiaries is a party or by which any of them are bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of Buyer or any of its subsidiaries; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Buyer to any of its directors, employees or consultants, other than in the ordinary course of business; (viii) any incurrence of indebtedness or Liens (excluding Permitted Liens) on any of Buyer's or any of its subsidiaries' assets, or issuance of any debt securities or options, warrants, calls, convertible securities or other rights to acquire any debt securities of Buyer or any of its subsidiaries; (ix) any commencement or written threat of any lawsuit, action, claim, mediation or arbitration proceeding by or against Buyer or any of its subsidiaries, other than for the routine collection of bills and other litigation not material to the business of Buyer and its subsidiaries taken as whole, or any settlement or compromise of any claim by or against or obligation of Buyer or any of its subsidiaries of a material nature; or (x) any agreement or negotiation by Buyer or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (ix).

5.9 Absence of Undisclosed Liabilities.

Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, Buyer and its subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP to be included in the Buyer Financial Statements other than (a) those set forth in the Buyer Balance Sheet (including the notes thereto), (b) those obligations or liabilities (including contractual obligations) incurred in the ordinary course of business since the Buyer Balance Sheet Date in amounts consistent with prior periods, and (c) those incurred in connection with the execution of this Agreement. It is the intent of the parties that Buyer will be debt-free at the Closing.

5.10 Taxes.

(a) Buyer has timely filed (after giving effect to any extensions) all Tax returns (as defined below) required to be filed by it. Buyer and each of its subsidiaries have timely paid or caused to be timely paid all Taxes reflected in such Tax returns, and the Buyer Balance Sheet reflects an adequate reserve (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by Buyer for taxable periods and portions thereof completed prior to the date of this Agreement that are due after the date hereof.

(b) No Tax return of Buyer is under audit or, to the knowledge of Buyer, examination by any taxing authority, and no notice of such an audit or examination has been received by Buyer. There is no deficiency, litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Buyer. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid.

(c) No Liens for Taxes exist with respect to any assets or properties of Buyer or any of its subsidiaries, except for Permitted Liens.

(d) As used in this Agreement, (i) "***Taxes***" shall include (A) any and all taxes, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other governmental entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (A) or (B), and (ii) "***Tax returns***" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax return.

5.11 Related-Party Transactions.

Except as set forth in Section 5.11 of the Buyer Disclosure Schedule, no employee, officer, or director of Buyer or any of its subsidiaries is indebted to Buyer or any of its

subsidiaries, nor is Buyer or any of its subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them.

5.12 Litigation.

There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Buyer, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries, its properties or any of its officers or directors (in their capacities as such) or, to the knowledge of Buyer, any basis therefor. There is no judgment, decree or order against Buyer, or, to the knowledge of Buyer, any of its directors or officers (in their capacities as such), or any basis therefor, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on Buyer.

5.13 Brokers.

Except as set forth in Section 5.13 of the Buyer Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

5.14 Other Matters.

(a) To its knowledge, neither Buyer nor any of its affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a tax-free event under the Code. Buyer is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying.

(b) Buyer does not have a current plan or current intention to reacquire, and to Buyer's knowledge, no person related to Buyer has a plan or current intention to acquire the shares of Buyer Common Stock issued in the Merger.

(c) Buyer has informed the Company of the possibility that Buyer may effect a reverse split of Buyer's shares after the Closing Date (the "***Stock Split***"), which, if such Stock Split occurs, will result in the reduction of the number of outstanding shares of Buyer Stock, including the shares of Buyer Common Stock being issued to the Members under this Agreement. By entering into this Agreement, the Company and each of the Members acknowledge and agree that the consideration provided to the Members contemplates the possibility of such a Stock Split.

6. COVENANTS

6.1 Restricted Securities.

The parties hereto acknowledge and agree that the shares of Buyer Common Stock issuable to the Members pursuant to Section 2.2(a) hereof shall constitute "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "***Securities Act***"). The issuance of the Shares of Buyer Common Stock hereunder is being effected in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act and the regulations promulgated thereunder. The parties hereto further acknowledge that the shares of Buyer Common Stock issued pursuant to this Agreement may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof. The parties represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

6.2 Legends.

The shares of Buyer Common Stock issued hereunder will bear the following legend or one that is substantially similar to the following legend:

> THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITES ACT OF 1933.

6.3 Public Announcements.

Each of the Company and Buyer agrees to consult with the other before issuing, and provide the other the opportunity to review and comment upon, any press releases or other public statements relating to the Merger or the transactions contemplated by this Agreement.

7. CONDITIONS TO CLOSING

7.1 Conditions to Buyer's Obligations.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(i) The representations and warranties of the Company set forth in Article 4 and of the Members set forth in Article 3 shall be true and correct in all material respects at and as of the Closing Date as though then made (other than representations and warranties which speak to a specific prior date, which shall be true and correct in all material respects as of such date);

(ii) The Company and the Members shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date;

(iii) The Company shall have received or obtained all Member consents and approvals;

(iv) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of this Agreement that has had or is reasonably likely to cause a material adverse effect on the Company; and

(v) At the Closing, the Company shall have delivered to Buyer a certificate signed by the Company's Secretary certifying that the Articles of Organization, Operating Agreement and Manager Resolutions approving the Merger and this Agreement, each as attached to the certificate, are all true, complete, correct, and remain in full force and effect as of the Closing Date.

Any conditions specified in this Section 7.1 may be waived only in writing by Buyer.

7.2 Conditions to the Obligations of the Company and the Members.

The obligation of the Company and the Members to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(i) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

(ii) The representations and warranties of Buyer and Sellers set forth in Article 5 shall be true and correct in all material respects at and as of the Closing Date as though then made (other than representations and warranties which speak to a specific prior date, which shall be true and correct in all material respects as of such date);

(iii) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the Buyer Balance Sheet Date that has had or is reasonably likely to cause a material adverse effect on Buyer;

(iv) At the Closing, Buyer shall have delivered to the Company a certificate signed by a duly-authorized officer of Buyer dated the date of the Closing, stating that the conditions specified in Sections 7.2(i) and 7.2(ii) have been satisfied as of the Closing;

(v) At the Closing, Buyer shall have delivered to the Company a certificate signed by Buyer's Secretary certifying that the Certificate of Incorporation, Bylaws, and resolutions of

Buyer's Board of Directors approving the Merger and this Agreement, each as attached to the certificate, are all true, complete, correct, and remain in full force and effect as of the Closing Date;

(vi) Buyer shall provide evidence to the Company that it is in good standing with the Secretary of State of the State of Nevada;

(vii) Buyer shall have delivered to each Member a certificate representing the shares of Buyer Common Stock in the amounts set forth on **Exhibit A**; and

(viii) Buyer shall have received the resignations of all of the existing officers and directors of Buyer and shall have caused the persons described in Section 2.3 hereof to be duly elected or appointed as the officers and directors of Buyer, effective as of the Closing.

All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by the Company or the Members' Representative shall be reasonably satisfactory in form and substance to the Company or the Members' Representative, as applicable. Any condition specified in this Section 7.2 may be waived only in writing by the Company and the Members' Representative.

8. SECURITY INTEREST; INDEMNITY; MEMBERS' REPRESENTATIVE

8.1 Security Interest.

To secure Buyer's indemnification obligations under Section 8.2 of this Agreement, Buyer hereby grants to each of the Indemnified Persons (as defined below) a first priority security interest (the "***Security Interest***") in all of the Company's assets acquired by virtue of the Merger, wherever located, whether presently owned or subsequently acquired, including all increases, substitutions, replacements, additions and accessions thereto and therefor and all cash and noncash proceeds from the sale, exchange, collection or other disposition thereof (the "***Collateral***").

8.2 Indemnification.

(a) Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which the Company or any Member may have as a result of such investigation or otherwise, the Company and the Members will be entitled to rely upon Buyer's and Sellers' representations and warranties set forth in this Agreement (as modified by the Buyer Disclosure Schedule) or in any certificate, schedule or instrument delivered pursuant hereto. The obligations of Buyer and Sellers with respect to such representations and warranties will survive the Closing for a period of one year (the "***Termination Date***"), at which time such representations and warranties of Buyer and Sellers set forth in this Agreement or in any certificate, schedule or instrument delivered pursuant hereto will terminate; provided, however, that thereafter Buyer and Sellers

will remain liable to the extent set forth below for Damages provided that the events causing such Damages arose on or before the Termination Date.

(b) Subject to the limitations set forth in this Section 9, Buyer and Sellers (except Green Car, LLC) will indemnify and hold harmless the Company and the Members (hereinafter referred to individually as an "***Indemnified Person***" and collectively as "***Indemnified Persons***") from and against any and all debts, obligations and other liabilities, losses, damages (including any diminution in value of the Company's assets and all actual, punitive and consequential damages), claims, fines, fees, penalties, interest obligations, deficiencies, and expenses (including, without limitation, amounts paid in settlement, interest, court costs, reasonable out-of-pocket fees and expenses of investigators, attorneys, accountants, financial advisors and other experts, and other reasonable out-of-pocket expenses of litigation, whether or not such litigation is resolved against an Indemnified Person) (collectively, "***Damages***") directly or indirectly arising from, or connected to, (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Buyer or Sellers in this Agreement, the Buyer Disclosure Schedule, or any schedule to this Agreement; (ii) any claim by a third party, which if true, would constitute a misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Buyer or Sellers (except Green Car, LLC) in this Agreement, the Buyer Disclosure Schedule, or any schedule to this Agreement; or (iii) any and all Buyer liabilities, known or unknown, which exist as of the Effective Date, which are not represented on the Buyer Financial Statements (each an "***Event of Default***").

8.3 Rights and Remedies upon Default.

If any Event of Default shall have occurred and be continuing, the Indemnified Persons may, by notice of default given to Buyer and Sellers, proceed to protect and enforce the rights of the Indemnified Persons under this Agreement by suit in equity, action at law or any other appropriate proceeding and the Indemnified Persons shall have, without limitation, all of the rights and remedies provided by applicable law, including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code of the state governing disposition of the Collateral.

8.4 Appointment of Members' Representative; Power of Attorney.

(a) Upon the Members' execution of this Agreement, and without further act of any Member, each of the Members irrevocably appoints Raymond Gee (the "***Members' Representative***") as their agent and attorney-in-fact for and on behalf of the Members to give and receive notices and communications, to exercise the Members' rights in connection with the Security Interest and Collateral, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to any Events of Default, and to take all actions necessary or appropriate in the judgment of the Members' Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of shares of Buyer Common Stock held by the Members from time to time upon not less than ten (10) days' prior written notice to Buyer. No bond shall be required of the Members' Representative, and the Members' Representative shall receive no compensation for

his services, provided, however, that the Members' Representative shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in serving in this capacity, to be paid solely from the Collateral. Notices or communications to or from the Members' Representative shall constitute notice to or from each of the Members.

(b) The Members' Representative shall not be liable for any act done or omitted hereunder as Member' Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Members shall severally indemnify the Members' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Members' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) The Members' Representative shall have reasonable access to information from the Company and/or Buyer reasonably necessary for him to fulfill his duties hereunder, provided that the Members' Representative shall treat confidentially and not disclose any nonpublic information from or about the Company and/or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

8.5 Actions of the Members' Representative.

A decision, act, consent or instruction of the Members' Representative shall constitute a decision of all Members and shall be final, binding and conclusive upon each such Member. Buyer may rely upon any decision, act, consent or instruction of the Members' Representative as being the decision, act, consent or instruction of each and every such Member.

8.6 Third-Party Claims; Settlements.

In the event the Members' Representative becomes aware of a third-party claim which the Members' Representative believes may result in an Event of Default, the Members' Representative shall promptly notify Buyer of such claim, and Buyer shall be entitled, at its expense, to participate in any defense of the claim; provided, however, that no delay on the part of the Members' Representative in notifying Buyer shall relieve Buyer of any liability or obligation hereunder except to the extent of any damage, loss, cost or expense or liability arising out of such failure. The Members' Representative shall have the right to settle any such claim without the consent of Buyer, provided that any such settlement must include a full and complete release of the Company, Buyer and the Members with respect to any such claim. If the conditions set forth in the preceding sentence are met, Buyer shall not have any power or authority to object to the amount of any claim by Buyer against the Collateral for indemnity that is consistent with such settlement.

9. MISCELLANEOUS PROVISIONS

9.1 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Governing Law.

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of North Carolina, as applied to agreements among North Carolina residents entered into and to be performed entirely within North Carolina without giving effect to principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Mecklenburg County, State of North Carolina, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of North Carolina and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.3 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.4 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices.

All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or

certified mail, return receipt requested, postage prepaid, (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt, or (e) if sent by electronic mail, upon confirmation of delivery. All communications shall be sent to the address(es) appearing on the signature pages hereto or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

9.6 Amendments and Waivers.

Except as otherwise provided herein, this Agreement may be amended, or any provision of this Agreement may be waived, so long as any such amendment or waiver is set forth in a writing executed by each party hereto and affected thereby. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

9.7 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

9.8 Entire Agreement.

This Agreement and the documents referred to herein constitute the full and entire understanding and agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein.

9.9 Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants of the various parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of one year following the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any party hereto.

9.10 Attorney Fees.

If a Party is required to initiate litigation or other proceedings in order to enforce the terms of this Agreement, the Party prevailing in such litigation or proceeding shall be entitled to recover its reasonable attorneys' fees (including court costs) in connection with such litigation or proceedings.

9.11. Disclosure Schedules; Independent Significance.

Nothing in any Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception, with reasonable particularity. The parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance; accordingly, if any party has breached any representation, warranty, covenant or agreement, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.

10.12 Additional Documents and Further Assurances.

Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

[*REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY:

MOBILE HOME RENTALS, LLC.

By: ______________________________

Name: Raymond M. Gee

Title: President and CEO

Address: 136 Main Street
Pineville, NC 28134

BUYER:

STACK-IT STORAGE, INC.

By: ______________________________

Name: D. Hughes Watler, Jr.

Title: Chief Financial Officer

Address: 11011 Richmond Avenue, Suite 525
Houston, Texas 77042

MEMBERS' REPRESENTATIVE:

RAYMOND M. GEE

____

Address: 6418 Glynmoor Lakes Drive
Charlotte, NC 28277

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY: **MOBILE HOME RENTALS, LLC.**

By:____________________________

Name: Raymond M. Gee

Title: President and CEO

Address: 136 Main Street
Pineville, NC 28134

BUYER: **STACK-IT STORAGE, INC.**

By: D. Hughes Watler Jr.

Name: D. Hughes Watler, Jr.

Title: Chief Financial Officer

Address: 11011 Richmond Avenue, Suite 525
Houston, Texas 77042

MEMBERS' REPRESENTATIVE: **RAYMOND M. GEE**

____

Address: 6418 Glynmoor Lakes Drive
Charlotte, NC 28277

SELLERS:

TOMMY ALLEN

[signature] Tommy Allen
____

Address: 1010 Spring-Cypress Rd #600
Spring, Texas 77373-2503

VANGUARD FINANCIAL TRUST

By:______________________________

Name: Adrian James

Title: ______________________________

Address: 3736 Bee Caves Road, Suite 1-105
Austin, Texas 78746

GREEN CAR, LLC

By:______________________________

Name: Keith Williams

Title: ______________________________

Address: 3883 Howard Hughes Pkwy., Ste. 790
Las Vegas, Nevada 89169

SELLERS:

TOMMY ALLEN

____

Address: 1010 Spring-Cypress Rd #600
Spring, Texas 77373-2503

VANGUARD FINANCIAL TRUST

By:____________________________________

Name: Adrian James

Title: Trustee

Address: 3736 Bee Caves Road, Suite 1-105
Austin, Texas 78746

GREEN CAR, LLC

By:____________________________________

Name: Keith Williams

Title: __________________________________

Address: 3883 Howard Hughes Pkwy., Ste. 790
Las Vegas, Nevada 89169

SELLERS:

TOMMY ALLEN

____

Address: 1010 Spring-Cypress Rd #600
Spring, Texas 77373-2503

VANGUARD FINANCIAL TRUST

By:______________________________

Name: Adrian James

Title:______________________________

Address: 3736 Bee Caves Road, Suite 1-105
Austin, Texas 78746

GREEN CAR, LLC

By: [signature]

Name: Keith Williams

Title: Manager

Address: 3883 Howard Hughes Pkwy., Ste. 790
Las Vegas, Nevada 89169

EXHIBIT A

MEMBERS

NAME:	PERCENTAGE OWNERSHIP
GVEST REAL ESTATE CAPITAL, LLC	95%
METROLINA LOAN HOLDINGS, LLC	5%

EXHIBIT B

HOLDBACK ESCROW AGREEMENT

(ATTACHED)

HOLDBACK ESCROW AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this "**Agreement**") is made and entered into this ______ day of July 2017, by and among **Raymond M. Gee,** in his capacity as representative of the members of **Mobile Home Rental Holdings LLC** (the "**Member Representative**"), **Tommy Allen**, **Vanguard Financial Trust** and **Green Car, LLC** (collectively "**Sellers**"), **D. Hughes Watler, Jr.** (the "**Sellers' Representative**), **Paladin Equity Partners, LLC** (the "**Settlement Agent**"), and **Wylie Legal Group, PLLC,** as escrow agent hereunder (the "**Escrow Agent**"). Except as otherwise expressly defined herein, each term used herein with its initial letter capitalized that has been defined in the Stock Purchase Agreement and Plan of Merger (as defined below) shall have the same meaning herein as ascribed to it in said Merger Agreement.

Background

Sellers and Members, acting through the Member Representative, are some of the parties to a Stock Purchase Agreement and Plan of Merger of even date herewith (the "**Merger Agreement**"), pursuant to which they have agreed to place a portion of the cash consideration specified in Section 1 of the Merger Agreement in escrow with the Escrow Agent to be held, administered and distributed on the terms and conditions hereinafter set forth.

Terms and Conditions

For and in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Escrow Deposit. Sellers and the Member Representative have caused to be deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, funds in the amount of $120,000.00 (the "**Escrow Funds**"), which shall be and dealt with by the Escrow Agent in accordance with the terms and conditions of this Agreement.

2. Use of the Escrow Funds. The Escrow Funds shall be used be to pay the debts and liabilities of the Nevada corporation currently named Stack-It Storage, Inc. (the "**Nevada Entity**") listed on Exhibit "A" attached hereto and such other non-disclosed debts and liabilities of Nevada Entity, if any, as may be existing immediate prior to the Closing.

3. No Investment Requirement. Due to the need to have the Escrow Funds readily available for their use for the purpose described in Section 2 of this Agreement and limited time that the Escrow Funds are expected to be held in escrow, the Escrow Agent shall not be required to invest the Escrow Funds in any manner whatsoever.

4. Release of Escrow Funds. From time to time during the term of this Agreement, the Escrow Agent shall pay to the Settlement Agent or to such other person as may otherwise be

directed by the Settlement Agent such of the Escrow Funds as may be requested by the Settlement Agent for the uses described in Section 2; provided, however, that notwithstanding the immediately foregoing, no payment of any of the Escrow Funds shall be made until the Escrow Agent has (i) received a written request signed by the Settlement Agent, Member Representative and Sellers' Representative (defined herein) specifying the purpose for the Escrow Funds to be released and (ii) received such other evidence of debt settlement and release as it may reasonably request; and provided further, the Escrow Agent shall make a final payment or payments of all the Escrow Funds in its possession or control as directed in writing signed by Sellers' Representative, the Member Representative and an authorized officer of the Nevada Entity. For all the purposes set forth in this Section 4, D. Hughes Watler, Jr. shall be designated as the Sellers' Representative.

5. Timely Distribution of Escrow Funds. The Member Representative, the Sellers' Representative and the Settlement Agent will undertake all reasonable efforts to cooperate in order to determine the amounts of the Escrow Funds necessary to apply toward the payment of the debts and liabilities of the Nevada Entity, in accordance with the procedures set forth in Section 4, as soon as practicable following the closing of the transactions provided for in the Merger Agreement. Once such payments of the Escrow Funds have been made, the Escrow Agent shall distribute the remaining balance of the Escrow Funds to the Sellers and the Sellers' Representative, in accordance with the terms of the Merger Agreement. The Member Representative and the Sellers agree that such final distributions of the Escrow Funds will be made prior to the close of business on December 31, 2017.

6. Rights of Escrow Agent. In addition to its other rights contained elsewhere in this Agreement, the Escrow Agent shall have the following rights under this Agreement:

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and shall not be required to take any other action with respect to any other matter which might arise with respect to this Agreement or the Escrow Fund in carrying out its duties hereunder. The Escrow Agent is not responsible in any manner for the sufficiency, correctness, genuineness or validity of any of the documents, certificates, instruments or notices deposited with the Escrow Agent pursuant to this Agreement or for the form or execution thereof, or for the identity or authority of any person executing or depositing the same.

(b) The Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, instruction, certificates or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties; *provided, however,* that, as set forth below, any modification to this Agreement shall be signed by all of the parties hereto. Sellers and the Member Representative shall indemnify the Escrow Agent, as well as its agents and representatives, against and in respect of any and all direct or indirect damages, claims, losses, liabilities and expenses (including without limitation, attorneys' fees) incurred by the Escrow Agent which may arise out of or result from any false or incorrect notice, certificate or other communication delivered pursuant to this Agreement by such party.

(c) In the event of any disagreement or controversy arising under this Agreement or if conflicting demands or notices are made upon the Escrow Agent growing out of or relating to this Agreement or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall have the right, at its election, to (i) withhold and cease all further proceedings under, and performance of, this Agreement, and of all instructions received hereunder, and resign as Escrow Agent effective upon the appointment of a successor Escrow Agent by Sellers and the Member Representative (as contemplated by Section 4(e) below), or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all parties involved to interplead and litigate in such court their claims and rights among themselves and with the Escrow Agent. The foregoing remedies shall be in addition to any other remedies available to the Escrow Agent provided by law. Should any suit or legal proceeding be instituted growing out of or related to this Agreement, whether such suit be initiated by the Escrow Agent or others, the Escrow Agent shall have the right, at its option, to cease all further proceedings under, and performance of, this Agreement, and of all instructions received hereunder until all differences and doubts have been resolved by agreement or until the rights of all parties shall have been fully and finally adjudicated.

(d) Sellers and the Members, acting thorough the Member Representative, hereby jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense (including, without limitation, attorneys' fees) incurred by it without negligence or bad faith on its part arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the costs and expenses of defending itself against any claim of liability hereunder or in connection therewith. The Escrow Agent may consult with counsel of its own choice as to any matters arising hereunder, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of such resignation to Sellers and the Member Representative, specifying the date upon which such resignation shall take effect, which shall be at least 30 days after the date of such notice. Sellers and The Member Representative, acting joint, shall have the right to terminate the appointment of the Escrow Agent hereunder by giving to it notice of such termination specifying the date upon which such termination shall take effect, which shall be at least 30 days after the date of such notice. In either such event, Sellers and the Member Representative hereby agree to mutually designate a successor Escrow Agent, and the parties hereto agree that, upon demand of such successor Escrow Agent, all property in the Escrow Fund shall be turned over and delivered to such successor Escrow Agent, which shall, thereupon, be bound by all of the provisions hereof. In the event the Escrow Agent does not receive notice of person or entity which has been designated as successor escrow agent within 30 days after the Escrow Agent's resignation or termination hereunder, the Escrow Agent shall have no further duties or obligations hereunder, and may (but shall in no event be required), at its option and election, (i) tender the Escrow Fund to a court of competent

jurisdiction for disposition in such manner as such court shall determine, (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for such other relief or action as may effectuate the Escrow Agent's resignation and termination of its rights, duties and obligations hereunder, or (iii) take any other action it deems appropriate to terminate its rights, duties and obligations hereunder. Sellers and the Member Representative shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against, all losses, costs, liabilities, damages or expenses incurred by it in connection with its resignation as Escrow Agent or its termination in such capacity and its transfer and delivery of the Escrow Funds to any successor escrow agent.

(f) Sellers and the Members, acting through the Member Representative, hereby agree to pay the Escrow Agent reasonable compensation for its services hereunder and to reimburse the Escrow Agent for all expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by it in connection with its joining this Agreement and with the carrying out of its duties hereunder, provided that the fees and expenses of the Escrow Agent are not to exceed $5,000.00, unless by mutual agreement of both parties..

(g) If any property or sums held hereunder is at any time attached, garnished or levied upon under any court order or by federal, state or local taxing authorities, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stated or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events, the Escrow Agent is authorized to rely upon and comply with any such order, writ, levy, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, levy, judgment or decree, it shall not be liable to any of the parties hereto, or any other person, firm or corporation, by reason of such compliance even though such order, writ, levy, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Without waiving any of its rights hereunder, the Escrow Agent shall, at the time of service, notify Sellers and the Member Representative that it has been served with such order, writ, levy, judgment or decree.

(h) Sellers and the Members, acting through the Member Representative, acknowledge that Escrow Agent has acted as legal counsel to the Company and will act as legal counsel to the Nevada Entity following the Merger, and hereby consent to the Escrow Agent acting as escrow agent hereunder, and expressly waive any potential conflict of interest arising from the Escrow Agent serving simultaneously as escrow agent and as legal counsel to the Company and the Nevada Entity.

7. Termination. This Agreement shall terminate on the date the Escrow Agent no longer holds any of Escrow Funds. Prior to such date, this Agreement may be amended or terminated only by an instrument in writing duly executed by all of the Sellers, Paladin and the Member Representative and delivered to the Escrow Agent; *provided, however*, that the duties, liabilities and obligations of the Escrow Agent shall not be increased or modified without its

written consent. The Escrow Agent shall not be responsible to solicit any documents or notices referred to in this Agreement.

8. Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, electronic mail, by express courier or delivery service, or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery (or earliest attempted delivery) as shown on the return receipt or returned envelope, whichever is applicable. Notice by electronic mail shall be deemed to have been given upon confirmation of delivery. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopy or similar facsimile means shall be deemed given and received upon receipt only if received during, normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day).

For purposes of any notice provided or permitted to be given under this Agreement, the addresses of the parties shall be as follows:

To: Sellers:

Tommy Allen
1010 Spring-Cypress Rd #600
Spring, Texas 77373-2503
Email Address: tallen2112@yahoo.com

Vanguard Financial Trust
3736 Bee Caves Road, Suite 1-105
Austin, Texas 78746
Attention: Adrian James
Email Address: adrian@stockwire.com

Green Car, LLC
3883 Howard Hughes Pkwy., Ste. 790
Las Vegas, Nevada 89169
Attention: Keith Williams
Email Address: kwilliams@ebjtmgmt.com

To: The Member Representative:

Raymond M. Gee
6418 Glynmoor Lakes Drive
Charlotte, NC 28277
Email Address: ray@gvestcapital.com

To: The Sellers' Representative:

D. Hughes Watler, Jr.
1011 Richmond Avenue
Suite 525
Houston, Texas 77042
Email Address: hwatler@sbcglobal.net

To: The Settlement Agent:

Paladin Equity Partners, LLC
12655 North Central Expressway
Suite 910
Dallas, Texas 75243
Attention: Robert Shuey
Email Address: rshuey3@paladinequitypartners.com

To: The Escrow Agent:

Wylie Legal Group, PLLC
12655 North Central Expressway
Suite 910
Dallas, Texas 75243
Attention: Phillip Wylie
Email Address: pwylie@wylielegalgroup.com

or at such other address and number as any party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices delivered in.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

10. Assignment. Except as expressly provided in the following sentence, no party hereto may assign this Agreement, or any or his rights or obligations hereunder.

11. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

12. Choice of Law. The parties hereto agree that certain material events, occurrences and transactions relating to this Agreement bear a reasonable relationship to the State of North Carolina. The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State of Texas that are applicable to agreements which are negotiated, executed, delivered and performed solely in the State of Texas. EACH PARTY CONSENTS AND AGREES TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE

OR FEDERAL COURT SITTING IN THE COUNTY OF DALLAS, STATE OF TEXAS, AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREES THAT ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, ANY DISPUTE RELATING TO THE VALIDITY, BREACH OR ENFORCEMENT HEREOF, SHALL BE HEARD IN THE COURTS DESCRIBED ABOVE.

13. Construction. As used herein, unless the context otherwise requires: (i) all references to "Article" or "Section" are to an article or section hereof; (ii) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such word or words of like import; (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof; and (v) the singular includes the plural, the plural includes the singular and the gender of any pronoun includes the other genders.

14. Preparation of Agreement. Each of the parties hereto acknowledges that: (i) it had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party hereto further acknowledges that it was not represented by the legal counsel of any other party in connection with the transactions contemplated by this Agreement, nor was it under any belief or understanding that such legal counsel was representing its interests. Each party hereto agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

[*REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW*]

Signatures

To evidence the binding effect of the covenants and agreements described above, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Sellers:

TOMMY ALLEN

____

VANGUARD FINANCIAL TRUST

By: ________________________________
Adrian James
Its: ______________________________

GREEN CAR, LLC

By: ________________________________
Keith Williams
Its: ______________________________

The Member Representative:

RAYMOND M. GEE

____

The Sellers' Representative

D. Hughes Watler, Jr.

____

The Settlement Agent:

PALADIN EQUITY PARTNERS, LLC

By: ___________________________________
Robert Shuey
Its: Managing Director

The Escrow Agent:

By: ___________________________________
Phillip A. Wylie
Its: Manager

EXHIBIT "A"
TO
HOLDBACK ESCROW AGREEMENT

List of Debts and Liabilities

Attached

SCHEDULE 5.4

(ATTACHED)

Section 5.4

Buyer Disclosure Schedule

Effective February 15, 2016, the Buyer entered into an agreement with WhoYouKnow LLC, a California limited liability company, d/b/a CrowdfundX ("Consultant") whereby the Consultant agreed to manage the planning, public relations, and promotion of a public equity offering that the Buyer was pursuing at that time (ultimately, the offering was not successful). In conjunction with the agreement, the Buyer granted the Consultant a common stock purchase warrant, whereby the Consultant may elect to purchase up to 65,000 shares of the Buyer's common stock during a ten year period, at an exercise price of $0.70 per share, subject to certain anti-dilution provisions. Except for this warrant, there are no other outstanding derivative securities convertible into the Buyer's common stock as the Buyer will cancel the currently outstanding stock options with its directors, upon the Closing of the transaction.

SCHEDULE 5.7

(ATTACHED)

Section 5.7

Buyer Financial Statements

STACK-IT STORAGE, INC.
Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
Assets		
Current assets:		
Cash and cash equivalents	$ 2,530	$ 26,477
Accounts receivable	13,000	3,141
Prepaid expenses and other	11,594	35,297
Total current assets	27,124	64,915
Property and equipment:		
Land	-	180,000
Self-storage buildings and facilities	-	1,343,283
Other property and equipment	40,978	40,978
Total property and equipment	40,978	1,564,261
Less: Accumulated depreciation, depletion and amortization	(40,000)	(48,929)
Net property and equipment	978	1,515,332
Other assets:		
Other noncurrent assets	5,438	27,159
Noncurrent assets of discontinued operations	5,000	5,000
Total other assets	10,438	32,159
Total assets	$ 38,540	$ 1,612,406
Liabilities and Stockholders' Equity (Deficit)		
Current liabilities:		
Current portion of long-term debt - related parties	$ -	$ -
Current portion of long-term debt - others	-	29,937
Accounts payable	111,586	64,780
Accrued liabilities	194,748	252,841
Other liabilities	10,000	-
Total current liabilities	316,334	347,558
Long-term debt - related parties	-	655,000
Long-term debt, net of current portion - others	-	800,000
Total liabilities	316,334	1,802,558
Stockholders' equity (deficit):		
Preferred stock, $.01 par value per share, 1,000,000 shares authorized, None issued	-	-
Common stock, $.01 par value per share, 200,000,000 shares authorized, 19,898,044 shares issued and outstanding	198,980	198,980
Additional paid in capital	16,968,960	16,283,929
Accumulated deficit	(17,445,734)	(16,673,061)
Total stockholders' equity (deficit)	(277,794)	(190,152)
Total liabilities and stockholders' equity (deficit)	$ 38,540	$ 1,612,406

STACK-IT STORAGE, INC.
Consolidated Statement of Operations*

		Year Ended December 31, 2016
Revenues:		
Storage rental income	$	85,265
Total revenues		85,265
Operating expenses:		
Storage operating expense		33,864
Depreciation expense		27,903
General and administrative expense		757,097
Total operating expenses		818,864
Operating loss		(733,599)
Other income (expense):		
Interest income		1
Interest expense		(68,875)
Loss before income taxes		(802,473)
Benefit for income taxes		29,800
Net loss	$	(772,673)
Net loss per share, basic and diluted	$	(0.04)
Weighted average shares outstanding, basic and diluted		19,898,044

* Effective June 30, 2016, Stack-It Storage, Inc. (the "Company") transferred 100% of the ownership of its subsidiary, Stack-It Storage I, LLC, to the Company's subordinated debt holders, in exchange for forgiveness by the holders of the full amount of principal and accrued interest applicable to their debt. As a result of the note exchange agreement, the Company has subsequently reported (i) no storage operating revenues and no storage operating expenses on its consolidated statement of operations, and (ii) no storage operating assets and no storage long-term debt on its consolidated balance sheet.

SCHEDULE 5.13

(ATTACHED)

Section 5.13

Buyer Disclosure Schedule

The Buyer acknowledges that its Chief Financial Officer, D. Hughes Watler, Jr., will be entitled to receive a commission in the amount of $60,000.00 payable out of the proceeds that the Sellers are otherwise entitled to receive for the sale of their shares of common stock of the Buyer, pursuant to Article 1 of the Agreement, upon the Closing of the transaction. The Buyer and the Sellers agree that this commission is to be paid in recognition of the advisory and management services performed by Mr. Watler on their behalf, without receiving any compensation from the Buyer, during the period of approximately one year preceding the Closing date.